SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) March 19, 2015

Pope Resources, A Delaware Limited Partnership

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	91-1313292 (I.R.S. Employer Identification No.)

19950 Seventh Avenue NE Suite 200, Poulsbo, Washington 98370

(Address of principal executive offices) (ZIP Code)

Registrant's telephone number, including area code (360) 697-6626

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02	Appointment of Executive Officer.

On March 19, 2015 Pope Resources, A Delaware Limited Partnership (“Partnership”) announced the appointment, effective April 20, 2015, of John Lamb, age 53, as its Vice President and Chief Financial Officer. Mr. Lamb joins Pope Resources from Segale Properties where he was responsible for the firm’s property management and leasing activities as well as long-term development plans. Prior to joining Segale Properties, from 1997 through 2013 Mr. Lamb was CFO and Senior VP of Unico Properties, a Seattle-based real estate firm. Mr. Lamb is employed at the will of the Board of Directors and does not have a guaranteed term of employment.

Contemporaneously with Mr. Lamb’s appointment, the Human Resources Committee of the Board of Directors established Mr. Lamb’s base salary at $250,000. Mr. Lamb will participate in incentive programs, the description of which is included in the Partnership’s Annual Report on Form 10-K for the period ending December 31, 2014 and is incorporated herein by reference. In addition to the incentive programs, Mr. Lamb will be eligible for interim bonus awards of $37,500 on January 1, 2016 and $50,000 on January 1, 2017 upon the satisfactory completion of certain objectives.

Item 7.01	Regulation FD Disclosure.

On March 19, 2015, the Partnership issued a press release furnished herewith as Exhibit 99.1 providing additional information about Mr. Lamb’s appointment.

Pursuant to General Instruction F to Current Report on Form 8-K, the press release attached to this report is being "furnished" and shall not be deemed "filed" for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. The information in Exhibit 99.1 furnished pursuant to this Item 7.01 shall not be incorporated by reference into any registration statement or other documents pursuant to the Securities Act or into any filing or other document pursuant to the Exchange Act except as otherwise expressly stated in any such filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 19, 2015

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP

DATE March 19, 2015
	BY:	/s/ Thomas M. Ringo
Thomas M. Ringo
Chief Executive Officer, Pope Resources,
A Delaware Limited Partnership, and Pope MGP, Inc., General Partner